EXHIBIT 10.4

                         BUSINESS CONSIGNMENT AGREEMENT

Translated From Japanese

KDDI, Inc (hereinafter A) and Global Hot line, Inc (hereinafter B) shall enter into service agreement on gaining clients for telecommunication services and others (hereinafter the Services) provided the Appendix.

(The Operations)

1. A provides B operations below (hereinafter the Operations) to promote the Services. The details will be provided in the Appendix.

     (1)  Gaining and dealing with clients for the Services via telemarketing

     (2)  Any operations pertaining to above.

(Performance)

2. Both A and B shall make the procedure manual (including script, guide, and manual) regarding the courses of the Operations through separate discussion.

     2) B shall carry out the Operations with due management care following the manual above.

     3) Both A and B shall discuss and determine the monthly goals for the Operations and can change them considering the track record and others.

     4) A may request B for improving the Operations methods if A recognizes them as inappropriate or judges it is difficult for B to achieve the goals above, and B shall improve immediately responding to it.

     5) B shall perform the Operations in the areas A appoints. A may appoint the areas anytime and B shall follow it.

(Responding to Customers)

3. B, if it has received direct or indirect inquiries from customers, shall report them to A as soon as possible and respond to the customers and process them in its responsibility.

(Place, Days and Time of Operations)

4.   The places, days and time of the Operations are provided in the Appendix.

(Operators)

5. B shall determine its employees to be engaged in the Operations (hereinafter the Operators) and if A requests, B shall notify A who they are in writing in the format that A specifies.

     2. B shall select a manager from among the Operators and report A of him or her in a written form that A specifies and this applies if a manager is changed. However, a manager cannot be a temporary worker, e.g. a part timer or short-hours worker.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

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     3.   A shall determine the Operations methods and others necessary items for B to perform the Operations through discussions with the manager provided in clause 2.

     4. B shall ensure that the Operators should fulfill the duties provided in the Agreement and bear the whole responsibility for performing the Operations. If any of the Operators has caused damages to A, even in the case B has not neglected due care for selection and/or supervision of the Operator, it shall jointly take responsibility with the Operator.

(Responsibility for the Operations)

6. B is wholly responsible for the Operations. In case B should receive a protest or a complaint from a customer, or if it should cause damage to A or its employee, customer, or other third party, or should it cause a dispute, B shall immediately report it to A and concurrently handle all in its responsibility and at its cost and cause no troubles to A.

     2. If a customer or another third party should make any appeal, or protest or claim against B due to B's performing the Operations, B shall defend A from it or cooperate with A to resolve it. In case A should suffer any damage due to this dispute or else, if B is to be blamed for the cause, B shall be liable to compensate A for the damage, and the damages shall be determined through discussion between A and B.

(Responsibility under Labor Laws)

7. B shall observe the acts and rules in pursuant to the Labor Standard Acts, the Workers' Accident Compensation Insurance Law, the Health Insurance Law, the Employment Insurance Law and others, and bear all the responsibilities provided in these laws and so forth as an employer or a business proprietor..

     2. If an injury or any accident occurs to an Operator, B shall handle all in its responsibility and at its cost not to cause any troubles to A.

(Consignment fee)

8. A shall pay B commission fee based on Consignment payment standard provided in Appendix.

     2. Either A or B may change the amount of the Consignment fee through discussion if either of them recognizes it as unfair.

     3. A shall tally the Consignment fee incurred each month of the year and pay the total for the month adding the amount equivalent to the consumption and local consumptions taxes (hereinafter the Consignment fee and others) into the bank account that B designates EOM of the following month of the closing date. The due, however, shall be the following business day if it falls onto a bank holiday.

(Offset)

9. In the case A bears monetary liabilities to A under this contract, A shall be able to offset anytime the liabilities with B's debts (inclusive of the indefinite liabilities) to A under this Agreement or other contracts made between the two parties, irrespective of the due date, without any advance notice or demand.

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(Report)

10. B shall report to A regarding the performance status of the Operations with the form separately provided (including monthly Telemarketing report) regularly or as per A's request.

(Education and training)

11. B shall provide the Operators with appropriate education and training to let them acquire the knowledge necessary to perform the Operations.

(Non-negotiable)

12. B shall not transfer all or part of its rights and duties based on the Agreement to any third party nor offer them as collateral for itself or the third party.

     2. B shall not sub-consign the Operations to any third party. However, if A accepts it through advance discussion between A and B, this will not apply.

     3. In case B sub-consign the Operations after obtaining the consent provided above, it should ensure that the sub-consignee observe its rights and duties provided in the Agreement, and shall be entirely responsible for the sub-consignee's acts.

(Compliance)

13. Concerning the consigned Operations, B shall perform them with good faith complying with the Telecommunication Business Law and other related laws, and/or the Articles of the Services, and the items to observe in the Operations in the Appendix [2].

     2. All conditions presented to customers by B in performing the Operations shall be based on the terms and conditions in the Articles of the Services.

(Confidentiality)

14. B must not disclose or leak to any third party A's confidential information that it could learn in connection with the conclusion, and use it for any other purpose but performance of the Agreement.

     2. B shall hold its board of directors and employees (including those who retired from the positions, which shall apply hereinafter) obliged for the confidentiality provided above, and if any of its directors on the board or employees should violate it, it shall be considered to have violated it.

     3. Regarding the information on A's customers, "Memo on the protection of customer's information and confidentiality" signed between A and B on mm/dd/2008 shall be applied with priority.

(Intellectual property rights)

15. A solely owns the copyright of procedure manual and other documents made during the process pursuing the Operations. However, in the event of a discrepancy over how to deal with the intellectual property rights, both A and B will discuss in good faith.

(Changing the Agreement)

16. A shall give B a written notice if conditions of the Agreement are to be changed.

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     2.   If the writing conveying B's objection to the said change has not reached A from B within 10 (10) days from the day on which the notice above reached B, or if B has dealt with the Operations in accordance with the modified terms and conditions on or after the date to implement the change as the notice provides, B shall be considered to have agreed on the said change and the terms and conditions of the Agreement shall be considered to have been changed.

     3. If A receives objections from B within 10 days, both A and B try to discuss whether or not to make the said change and solve the problems together in good faith amicably.

(Termination)

17. Either A or B may cancel the Agreement with 30 days advance notice in writing even during its effective term.

     2. When the agreement was cancelled in accordance with the provision above, B shall reimburse the Consignment fee and others in the way provided by A.

(Cancellation)

18. Either A or B may terminate the Agreement without any notice, demand, or procedure, if one of the incidents below occurs.

     (1) Either party breaches the agreement, or if either party fails to correct any material breach during significant term.

     (2)  Either party commits wrongdoing.

     (3) As customers frequently protest or complain, and never been decreased, when B has caused damages to customers due to the matters B is responsible for.

     (4)  Either party is seized assets and put up for auction or tax closure.

     (5) Either party files a petition in bankruptcy, a court-mandated bailout, or winding up petition.

     (6)  Receives disciplinary action or ceases an operation.

     (7)  Issues a bad check or draft

     (8)  Either party dissolves a company.

     (9) Each party inflicts damage the other party's honor or reputation or causes or likely to cause significant damages

     (10) A material change has occurred to assets, credit, and/or solvency.

     2. If any of the items above applies, A or B should be liable to compensate the damage the other party suffered irrespective of whether cancellation of the Agreement occurs or not, and the amount of the compensation shall be determined through discussion between A and B.

     3. If the Agreement has been cancelled in pursuant to clause 1, B should abandon its claims for all the payments except for its claim for the due Consignment fees incurred prior to the cancellation date provided in the Agreement, and should not claim A for anything without being required of manifesting its intention.

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(Effective period)

19.  2008/October /1 through 2008/December/31.

(After termination)

20. After the Agreement is terminated, B shall immediately return any goods, documents, and others that A rented under the Agreement.

     2.   The provisions of Article 5.4, Article 6, Article 7, Article 9,
          Article 12, Article 14, Article 15, Article 18.3, Article 21, and this Article shall survive termination.

(Jurisdiction)

21. Competent court with jurisdiction over the location of A's head office, shall be the court of the first instance and have exclusive jurisdiction to settle any disputes which may arise regarding this Agreement.

(Consultation)

22. Either A or B may discuss and solve the problems together in good faith, whenever any question occurs about conditions under the agreement or matters that are not provided in the Agreement as soon as possible.

IN WITNESS OF this Agreement that has come to effect hereby, two (2) copies of it has been executed, onto which A and B each shall affix a signature and a seal to be stored to each.

2008/  /

A:                                      B:
/s/ Masaharu Mizunaga                   /s/ Hideki Anan
General Manager, FMC Department 4,      CEO
KDDI Corporation                        Global Hotline, Inc.
2-chome, 28-8, Honkomagome              1-chome, 13-12 Nishi-Shinjuku,
Bunkyo-ku, Tokyo                        Shinjuku-ku, Tokyo

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APPENDIX:

(1)  services

     1.   My line and My line plus

     2.   Services from fixed line phone to mobile phone

     3.   Free call service

     4.   Telecommunication service ordered by A.

(2)  Operation faith

B, in acquiring the application forms (including the CD-ROM to be used for the online application, which shall be applied hereinafter), shall in principle observe the following:

     1.   Clients apply for the application of their own free will.

     2. Clients sign and seal by themselves, and their address, name and phone number have to be written properly.

     3. If B gets applicants by phone, clients address, name and phone number or applied price list have to be written properly by B.

     4.   Clients understand how to use service and conditions properly.

(3)  Place

Main office to perform the Operations

     B shall perform the Operations on the following location:

               8F, Hakuhou Bldg.
               17-11 Shinjuku 5-chome, Shinjuku-ku, Tokyo

(4)       Days and Time

     1.   Monday through Friday (hereinafter Business Day) 9:00 - 18:00

     2.   Telemarketing open hour (hereinafter Standard work hours)

                Month       Total Hours
                -----       -----------
               October        * hours
               November       * hours
               December       * hours

     3. B may perform the Operations differently from the provisions in the two clauses above with A's permission if B needs to do so for customers and other reasons.

(5)  Consignment payment standard

     1. A shall pay the Consignment * yen monthly (excluding c-taxes) for October through December.

     2. It will be calculated if the work hours (hereinafter "Actual work hours", round down below 15 minutes) is less than Standard work hours. (round down below 1 yen)

          Retainer =  * X (Actual work hours) / (Standard work hours)

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     3.   Actual work hours will be calculated in the way separately agreed by both A and B. The number of hours that A considers to be appropriate to include in the Actual work hours in order to perform the Operations can be added.

     4. B shall report Actual work hours on the previous day and other matters A specifies to A on each business day. Also when B performs the Operations on the day which is not Business Day (Article 4, 3), report shall be made on the following Business Day.

     5. B may check accounts book, record, and others anytime with advance notice, if A wants to see whether or not B's report provided above is correct.

     6. The amount of the Consignment retainer will not be changed even when Actual work hours in each calendar month is more than Standard work hours for the month.

The end.

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